SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (date of earliest event reported): September 27, 2005



                        FINANCIAL INDUSTRIES CORPORATION
               (Exact name of Registrant as specified in charter)

              Texas                  0-4690                 74-2126975
(State or other jurisdiction   (Commission file number)    (I.R.S. employer
 of incorporation)                                          identification no.)


                      6500 River Place Blvd., Building One
                               Austin, Texas 78730
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (512) 404-5000


Former name or former address, if changed since last report - Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))










Item 1.01  Entry into a Material Definitive Agreement.

As reported in Item 5.02 of this Current Report on Form 8-K, J. Bruce Boisture has tendered his resignation as Chief Executive Officer, President and a director of Financial Industries Corporation ("FIC" or the "Company"), effective November 4, 2005. In connection with Mr. Boisture's resignation, the Company entered into a Separation Agreement and Release arrangement with Mr. Boisture (the "Separation Agreement"). The following sets forth a description of certain of the material provisions of the Separation Agreement:

o The Company will pay Mr. Boisture cash severance benefits in the amount of $200,000, in five monthly installments of $40,000 each, less applicable tax withholding, with the first payment to be made on November 4, 2005, and subsequent payments on December 4, 2005, January 4, 2006, February 4, 2006, and March 4, 2006.

o On June 30, 2007, the Company will: (i) deliver to Mr. Boisture 60,000 shares of FIC common stock, if approval of such issuance by FIC's shareholders is obtained on or prior to June 30, 2007, or (ii) if such approval by FIC's shareholders is not obtained on or prior to June 30, 2007, pay to Mr. Boisture $465,000 in a lump sum cash payment, in either case less applicable tax withholding.

o If a Change of Control (as defined in the Separation Agreement) of FIC occurs on or prior to June 30, 2007, the Company is required to pay Mr. Boisture, less applicable tax withholding, (a) any portion of the cash severance benefits described above which have not yet been paid, and (b) in satisfaction of FIC's obligations under the immediately preceding paragraph, an amount equal to the product of (x) 60,000 and (y) the per-share value imputed or assigned to FIC's common stock at the time of such Change of Control (as specified in the Separation Agreement).

o If a Change of Control of FIC occurs after June 30, 2007, but before December 31, 2008, the Company is generally required to pay Mr. Boisture in cash, less applicable withholding, an amount equal to the product of (x) the number of shares (if any) issued to Mr. Boisture on June 30, 2007, as described above, and still owned by him at the time of such Change of Control and (y) the per-share value imputed or assigned to FIC's common stock at the time of such Change of Control.

o The obligations of the Company under the employment agreement between the Company and Mr. Boisture dated January 7, 2004 (the "Employment Agreement"), terminate as of November 4, 2005, subject to payment of certain salary and employee benefit obligations accrued prior to that date.

o The Separation Agreement includes certain mutual releases pertaining to the Employment Agreement and Mr. Boisture's service with the Company.

o The Separation Agreement provides that the Company may require the future assistance of Mr. Boisture in matters relating to legal proceedings, and may request his consultation or assistance in other matters relating to the Company. If such services are provided, the Company will pay Mr. Boisture at the rate of $150 per hour if no travel is involved and at the rate of $1,500 per day if travel is involved.

This description of the Separation Agreement is qualified by reference to the complete Separation Agreement which is filed as an exhibit and is incorporated herein by reference.


Item 1.02  Termination of a Material Definitive Agreement.

The Separation Agreement described in Item 1.01 generally supersedes the Employment Agreement between Mr. Boisture and the Company dated January 7, 2004, which is filed as an exhibit to the Company's Form 8-K dated January 8, 2004. The material terms of the Separation Agreement are described under Item 1.01 above and incorporated by reference into this Item 1.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.


        On September 27, 2005, J. Bruce Boisture tendered his resignation as Chief Executive Officer, President and a director of the Registrant, effective as of November 4, 2005. He also resigned his officer and director positions with FIC's subsidiaries, including Family Life Insurance Company and Investors Life Insurance Company of North America, effective as of November 4, 2005. Mr. Boisture has served as CEO and President of the Company since January 7, 2004 and as a director and member of the Executive Committee of the Board of Directors of the Company since August 2003.

The Company's Board of Directors has commenced a search for a successor. Michael
P. Hydanus, who is currently Senior Vice President-Operations, has been designated as Interim CEO, effective as of November 5, 2005.



Item 7.01       Regulation FD Disclosure.

On October 3, 2005, the Company issued a press release with respect to the resignation of J. Bruce Boisture. A copy of the press release issued by the Company on October 3, 2005 is attached hereto as Exhibit 99.1.


Item 9.01      Financial Statements and Exhibits.

        Exhibits.
        10.1 - Separation Agreement and Release between the Company and J. Bruce Boisture dated September 27, 2005

        99.1 - Press Release dated October 3, 2005, regarding the resignation of
        J. Bruce Boisture.











                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          FINANCIAL INDUSTRIES CORPORATION


Date: October 3, 2005            By:   /s/ J. Bruce Boisture
                                           J. Bruce Boisture
                                           President and Chief Executive Officer